Exhibit 10.15

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

(Secured Variable Funding Notes, Series 2002-1)

Dated as of April 10, 2007

Among

KENOSIA FUNDING, LLC

as Issuer,

CARTUS CORPORATION,

as Originator and as Servicer,

CARTUS RELOCATION CORPORATION,

as an Originator

THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO,

as the Conduit Purchasers,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Committed Purchasers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Managing Agents,

and

CALYON NEW YORK BRANCH,

as Administrative Agent and Lead Arranger

i

SECTION 7.10.	Execution in Counterparts; Severability	33
SECTION 7.11.	Limited Recourse Obligations	34
SECTION 7.12.	Confidentiality	34

SCHEDULES AND EXHIBITS

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Purchaser Group Information
SCHEDULE III	Notice Information

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Increase Request
EXHIBIT C	Form of Stated Amount Reduction Notice
EXHIBIT D	Form of Stated Amount Increase Notice

ii

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

(Secured Variable Funding Notes, Series 2002-1)

Dated as of April 10, 2007

KENOSIA FUNDING, LLC, a Delaware limited liability company, as Issuer, CARTUS CORPORATION, a Delaware corporation (“Cartus”), as Originator and as Servicer, CARTUS RELOCATION CORPORATION, as an Originator (“CRC” and together with Cartus, in its capacity as an Originator, “Originators”), THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO, as Conduit Purchasers, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Committed Purchasers, THE PERSONS FROM TIME TO TIME PARTY HERETO, as Managing Agents and CALYON NEW YORK BRANCH, (“Calyon”), in its capacity as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”) and as Lead Arranger (in such capacity, the “Lead Arranger”) agree as follows:

WHEREAS, the Issuer has entered into that certain Indenture (as defined below) pursuant to which the Issuer issued that certain Series 2002-1 Note (the “Existing Series 2002-1 Note”) in favor of Gotham Funding Corporation (“Gotham”); and

WHEREAS, the Issuer, Cartus and CRC previously entered into that certain Note Purchase Agreement dated as of March 7, 2002 (as amended, the “Original Note Purchase Agreement”) with Gotham, as the Purchaser, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTM”), as Administrative Agent, pursuant to which Gotham purchased the Existing Series 2002-1 Note and agreed to fund certain “Increases” thereunder from time to time; and

WHEREAS, pursuant to that certain Assignment and Acceptance Agreement (the “BTM Assignment”) of even date herewith, (i) BTM and Gotham, collectively, have assigned to Calyon and to Atlantic Asset Securitization LLC, (“Atlantic”), all of their right, title and interest in and to the Original Note Purchase Agreement and the Existing Series 2002-1 Note and (ii) Calyon and Atlantic have agreed to assume all of the duties and obligations of BTM and Gotham under the Original Note Purchase Agreement; and

WHEREAS, Atlantic may wish to enter into an Assignment and Acceptance Agreement (as defined below) in the future in order to syndicate to other Conduit Purchasers its interests in the Series 2002-1 Notes; and

WHEREAS, in connection with the foregoing, the parties hereto have agreed to amend and restate the Original Note Purchase Agreement pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Note Purchase Agreement is hereby amended and restated in its entirety as set forth below and the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings set forth in the Indenture (as defined below). In addition, the following terms have the following respective meanings:

“Administrative Agent” is defined in the preamble.

“Agreement” means this Amended and Restated Note Purchase Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement in substantially the form of Exhibit A hereto pursuant to which any Purchaser assigns all or a portion of its rights and obligations under this Agreement and the other Transaction Documents.

“Atlantic” is defined in the preamble.

“Available Amounts” is defined in Section 2.10.

“Available Funds” is defined in Section 7.11(b).

“Base Rate” means, with respect to any Interest Period, the daily average of a fluctuating interest rate per annum as shall be in effect from time to time during such Interest Period, which rate shall at all times be equal to the higher of: (i) the rate of interest announced publicly in New York City by the Administrative Agent from time to time as the Administrative Agent’s base rate for borrowings in United States dollars; and (ii) one half of one percent per annum above the Federal Funds Rate.

“Base Rate Tranche” means a Tranche for which interest is calculated by reference to the Base Rate.

“BTM” is defined in the preamble.

“BTM Assignment” is defined in the preamble.

“Calyon” is defined in the preamble.

“Cartus” is defined in the preamble.

“Cartus Person” means each of the Originators and the Servicer.

“Commercial Paper Notes” means, with respect to any Conduit Purchaser, the commercial paper notes issued by such Conduit Purchaser allocated in whole or in part by its related Managing Agent to fund the investment of such Conduit Purchaser in the Series 2002-1 Notes.

“Commitment” means (i) with respect to each Committed Purchaser, the commitment of such Committed Purchaser to purchase an interest in the Series 2002-1 Notes on the Effective Date and to fund Increases on any Increase Date in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Committed Purchaser’s name under the heading “Commitment” on Schedule II attached hereto, as such amount may be increased or reduced pursuant to Section 2.05 of this Agreement, minus the dollar amount of any Commitment or portion thereof assigned by such Committed Purchaser in accordance with this Agreement, plus the dollar amount of any increase to such Committed Purchaser’s commitment consented to by such Committed Purchaser prior to the time of determination and (ii) with respect to any assignee of a Committed Purchaser pursuant to an Assignment and Acceptance Agreement, the commitment of such assignee to purchase an interest in the Series 2002-1 Notes and to fund Increases on any Increase Date in accordance herewith in an amount not to exceed such assignee’s commitment, minus the dollar amount of such commitment or portion thereof assigned by such assignee pursuant to an Assignment and Acceptance prior to the time of determination.

“Commitment Termination Date” means April 10, 2012.

“Committed Percentage” means, for each Committed Purchaser within any Purchaser Group, with respect to any date of determination, (i) a fraction (expressed as a percentage) having as its numerator the Commitment of such Committed Purchaser as of such date and as its denominator the sum of the Commitments of all Committed Purchasers within the related Purchaser Group as of such date or (ii) such other percentage as is agreed to by such Committed Purchaser and its Managing Agent so long as the sum of the Committed Percentages for all Committed Purchasers within the same Purchaser Group remains at 100%.

“Committed Purchaser” means, with respect to any Purchaser Group, each of the financial institutions specified as such on Schedule II to this Agreement or in the applicable Assignment and Acceptance Agreement pursuant to which such Person becomes a party hereto and their respective successors and permitted assigns, and “Committed Purchasers” shall mean, collectively, all of the foregoing.

“Conduit Purchaser” means, with respect any Purchaser Group, each Person specified as such on Schedule II to this Agreement or in the Assignment and Acceptance Agreement pursuant to which such Person became a party hereto and their respective successors and permitted assigns (including any related Permitted Conduit Assignee), and “Conduit Purchasers” shall mean, collectively, all of the foregoing.

“CP Disruption” means the inability of any Conduit Purchaser, at any time, whether as a result of a prohibition or any other event or circumstance whatsoever, to raise funds through the issuance of its Commercial Paper Notes in the United States commercial paper market.

“CP Rate” means, with respect to any Conduit Purchaser for any Interest Period and the related CP Tranche, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) determined by converting to an interest-bearing equivalent rate per annum, the discount rate (or rates) at which Commercial Paper Notes issued to fund or maintain such CP Tranche, as the case may be, may be sold by any placement agent or commercial paper dealer selected by its related Managing Agent (as agreed between each such agent or dealer and such Managing Agent), plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

“CP Tranche” means a Tranche for which interest is calculated by reference to the CP Rate.

“CRC” is defined in the preamble.

“Decrease” shall mean any reduction in the Outstanding Amount pursuant to Section 2.02(c).

“Decrease Date” shall mean the date on which any reduction to the Outstanding Amount pursuant to Section 2.02(c) is distributed to the Noteholders under Section 9.04 of the Indenture.

“Effective Date” means April 10, 2007.

“Environmental Laws” is defined in the Purchase Agreement.

“Eurodollar Reporting Date” means, for any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Tranche for any Interest Period, a rate per annum equal to the sum of (i) the London Interbank Offered Rate for deposits in United States dollars in an amount comparable to such Tranche and for a period equal to such Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on the related Eurodollar Reporting Date, divided by the remainder of one minus the Eurodollar Reserve Percentage applicable during such Interest Period, if any, plus (ii) the Eurodollar Rate Margin. If such London Interbank Offered Rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), the rate for such day will be determined on the basis of the rates at which deposits in United States dollars in an amount comparable to such Tranche and for a period equal to such Interest Period are offered to the Administrative Agent at approximately 11:00 a.m., London time, on such Eurodollar Reporting Date by prime banks in the London interbank market.

“Eurodollar Rate Disruption Event” means, for any Owner, for any Interest Period, any of the following: (i) a determination by such Owner that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its investment in the Series 2002-1 Notes for such Interest Period, (ii) the inability of such Owner, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its investment in the Series 2002-1 Notes for such Interest Period or (iii) a determination by such Owner that the maintenance of its investment in the Series 2002-1 Notes for such Interest Period at the Eurodollar Rate will not adequately and fairly reflect the cost to such Owner of funding such investment at such rate.

“Eurodollar Rate Margin” is defined in the Fee Letter.

“Eurodollar Reserve Percentage” means, as of any day, the percentage (expressed as a decimal) in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Board of Governors of the Federal Reserve System (or any successor) which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as currently defined in Regulation D.

“Eurodollar Tranche” means a Tranche for which interest is calculated by reference to the Eurodollar Rate.

“Existing Series 2002-1 Note” is defined in the preamble.

“Facility Fee” is defined in the Fee Letter.

“Federal Bankruptcy Code” means the federal bankruptcy code of the United States of America codified in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Collections” is defined in the Fee Receivables Purchase Agreement.

“Fee Letter” means the Fee Letter of even date herewith between Calyon and the Issuer.

“Fifth Omnibus Amendment” means that certain Fifth Omnibus Amendment and Agreement, dated as of even date herewith, among Cartus, CRC, the Issuer, the Trustee, Calyon, Atlantic, and Realogy.

“Gotham” is defined in the preamble.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Increase” shall mean any funding by the Purchasers pursuant to Section 2.02(a) which increases the Outstanding Amount.

“Increase Date” shall mean the date on which any Increase is funded.

“Increase Request” means a request for an Increase in substantially the form attached hereto as Exhibit B.

“Indemnified Party” is defined in Section 5.02.

“Indemnity Amounts” means all indemnities and analogous payment due from the Issuer under Section 2.08, Section 5.02, and/or Section 7.08 of this Agreement.

“Indenture” means that certain Indenture dated as of March 7, 2002 among the Issuer, and The Bank of New York, as Trustee, paying agent, authentication agent, transfer agent, and registrar, as amended through the Fifth Omnibus Amendment, and as hereafter amended, restated, supplemented or otherwise modified from time to time.

“Lead Arranger” is defined in the preamble.

“Lien” has the meaning given in the Fee Receivables Purchase Agreement.

“Liquidity Provider” means the Person or Persons which provide liquidity support to a Conduit Purchaser pursuant to a Liquidity Provider Agreement.

“Liquidity Provider Agreement” means an agreement between a Conduit Purchaser and a Liquidity Provider evidencing the obligation of such Liquidity Provider to provide liquidity support to such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.

“Lockbox Agreement” is defined in the Servicing Agreement.

“Losses” is defined in Section 5.02.

“Managing Agent” means with respect to any Purchaser Group, the Person identified as such on Schedule II to this Agreement or in the Assignment and Acceptance Agreement pursuant to which the members of such Purchaser Group became parties hereto.

“Monthly Originator Report” has the meaning given in the Servicing Agreement.

“Notes” means the Series 2002-1 Notes.

“Original Note Purchase Agreement” is defined in the preamble.

“Originator” is defined in the preamble.

“Other Taxes” is defined in Section 2.08.

“Owner” means (a) each Conduit Purchaser, (b) each Committed Purchaser, (c) each Liquidity Provider, Program Support Provider or other Person that has purchased, or has entered into a commitment to purchase, the Series 2002-1 Notes or an interest therein from a Conduit Purchaser pursuant to a Liquidity Provider Agreement, Program Support Agreement or otherwise, and (d) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit Purchaser.

“Performance Guarantor” means Realogy.

“Performance Guaranty” means that certain Amended and Restated Guaranty from Realogy dated as of even date herewith.

“Permitted Conduit Assignee” means, with respect to any Purchaser Group, any commercial paper conduit administered by the Managing Agent for such Purchaser Group or any of its Affiliates.

“Permitted Lien” has the meaning given in the Purchase Agreement.

“Pool Collections” is defined in the Receivables Purchase Agreement.

“Process Agent” is defined in Section 7.06.

“Program Fee” is defined in the Fee Letter.

“Program Support Agreement” means an agreement between a Conduit Purchaser and a Program Support Provider evidencing the obligation of such Program Support Provider to provide liquidity or credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.

“Program Support Provider” means the Person or Persons who will provide program support to a Conduit Purchaser pursuant to a Program Support Agreement.

“Pro Rata Share” means, for a Purchaser Group at any time of determination, a fraction (expressed as a percentage) having the Purchaser Group Limit for such Purchaser Group as its numerator and the Stated Amount as its denominator; provided, however, that if any Purchaser fails to fund any amount as required hereunder, “Pro Rata Share” shall mean, for purposes of making all distributions hereunder, a fraction (expressed as a percentage) having the portion of the Outstanding Amount funded by each Purchaser Group as its numerator and the Outstanding Amount as its denominator.

“Purchase” means the purchase of the Series 2002-1 Notes from Gotham by the Purchasers on the Effective Date.

“Purchase Agreement” means that certain “CMGFSC Purchase Agreement” dated March 7, 2002, between Cartus Corporation and Cartus Relocation Corporation, as amended through the Fifth Omnibus Amendment, and as hereafter amended, restated, supplemented, or otherwise modified from time to time.

“Purchaser” means, a Conduit Purchaser or Committed Purchaser as the context requires and “Purchasers” means collectively, the Conduit Purchasers and the Committed Purchasers.

“Purchaser Group” means each group of Purchasers consisting of one or more Conduit Purchasers and any Permitted Conduit Assignees of such Conduit Purchasers, the related Committed Purchasers, the related Liquidity Provider(s) and Program Support Provider(s), if any, the related Managing Agent and their respective permitted assigns.

“Purchaser Group Limit” means (i) with respect to each Purchaser Group existing on the date hereof, the amount set forth opposite the name of such Purchaser Group on Schedule II attached hereto, as such amount may be increased or decreased pursuant to Section 2.05 hereof, or reduced pursuant to Section 7.04(c) hereof and (ii) with respect to any other Purchaser Group, the amount indicated in the Assignment and Acceptance Agreement pursuant to which the members of such Purchaser Group become parties to this Agreement, as such amount may be increased or decreased pursuant to Section 2.05 hereof, or reduced pursuant to Section 7.04(c) hereof.

“Rate Type” means the Eurodollar Rate, the Base Rate or the CP Rate.

“Rating Agencies” means, collectively, Fitch, Moody’s and Standard & Poor’s, and their respective successors in interest.

“Realogy” means Realogy Corporation, a Delaware corporation, and its successors.

“Receivable” is defined in the Purchase Agreement.

“Reporting Date” is defined in the Servicing Agreement.

“Required Managing Agents” means, at any time, Managing Agents representing Purchaser Groups which hold Series 2002-1 Notes that represent at least 66  2/3% of the Outstanding Amount or, if the Outstanding Amount is zero, Managing Agents representing Purchaser Groups with Pro Rata Shares of not less than 66  2/3%.

“Revolving Period” shall mean the period beginning on the Effective Date and ending upon the commencement of the Amortization Period.

“Series 2002-1 Notes” means the Notes executed hereunder in substitution for the Existing Series 2002-1 Note.

“Servicer” is defined in the preamble.

“Servicer Default” is defined in the Servicing Agreement.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Stated Amount Increase Notice” is defined in Section 2.05(b).

“Taxes” is defined in Section 2.08(a).

“Tranche” is defined in Section 2.04.

“Transferred Employee” is defined in the Purchase Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Weekly Activity Report” has the meaning given in Section 3.07(d) of the Servicing Agreement.

“Yield Protection Amount” means any amounts owing by the Issuer under Section 2.06 or 2.07 of this Agreement.

SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” means “including without limitation.”

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

PURCHASE AND SALE OF SERIES 2002-1 NOTES

SECTION 2.01. Purchase and Transfer of Series 2002-1 Notes.

(a) On the terms and subject to the conditions set forth in this Agreement and the BTM Assignment, and in reliance on the covenants, representations and agreements set forth herein and therein, on the Effective Date (i) Atlantic Asset Securitization LLC, (“Atlantic”),

acting through Calyon as Managing Agent, may, in its discretion, and Calyon New York Branch, acting through Calyon as Managing Agent, shall, if Atlantic determines not to so purchase, purchase from BTM, on the date hereof, the Existing Series 2002-1 Notes issued to its related Managing Agent having an aggregate maximum face amount equal to the applicable Purchaser Group Limit. Without limiting any other provision of this Agreement, the obligation of Calyon or Atlantic to acquire an interest in the Existing Series 2002-1 Note is subject to the satisfaction of the conditions precedent set forth in Section 3.01 hereof.

(b) On the Effective Date, the Issuer will cause the Trustee to, upon surrender to the Trustee of the Existing Series 2002-1 Note, deliver to Calyon, as Managing Agent on behalf of the Purchasers in its Purchaser Group, a replacement Series 2002-1 Note, dated as of the Effective Date, registered in the name of such Managing Agent, having a face amount equal to the Purchaser Group Limit of its Purchaser Group, and duly authenticated by the Authentication Agent in accordance with the provisions of the Indenture upon delivery to the Trustee of the Existing Series 2002-1 Notes. Such Series 2002-1 Note shall be delivered in exchange for, and in payment for, and not in payment of, the Existing Series 2002-1 Note and is not intended to constitute a novation thereof. The Series 2002-1 Notes shall mature and be payable in full on the Final Stated Maturity Date unless the maturity thereof is accelerated pursuant to Section 5.02 of the Indenture.

(c) The Series 2002-1 Notes shall be issued in registered form, shall evidence the outstanding indebtedness owed from time to time by the Issuer thereunder and shall be payable at the times and in the amounts required under the Indenture. Each Managing Agent, on behalf of the Purchasers in the related Purchaser Group, shall be and is hereby authorized to record on the grid attached to its Series 2002-1 Note held by it on behalf of the Purchasers in the related Purchaser Group (or at its option, in its internal books and records) the date and amount of the initial funding of its Pro Rata Share of the Outstanding Amount and the date and amount of each Increase, the amount of each repayment of the principal amount represented by such Series 2002-1 Note, the portions of its Series 2002-1 Note that are from time to time allocated to the CP Tranche, any Base Rate Tranche and any Eurodollar Tranche, and any reductions to the Stated Amount; provided, that failure to make any recordation on the grid or records or any error in recordation shall not adversely affect any Purchaser’s rights with respect to its right to receive principal and interest under a Series 2002-1 Note.

SECTION 2.02. Increases and Reductions to the Outstanding Amount.

(a) Subject to the terms and conditions set forth in this Agreement and in the Indenture, the Issuer may, in its discretion, at any time during the Revolving Period deliver to the Trustee, each Managing Agent and the Administrative Agent, an Increase Request not less than two Business Days prior to the applicable Increase Date, provided, that:

(i) after giving effect to such Increase, (A) the Outstanding Amount shall not exceed the Stated Amount at such time; (B) the Pro Rata Share of the Outstanding Amount funded by each Purchaser Group shall not exceed its Purchaser Group Limit and (C) the portion of the Outstanding Amount funded by any Committed Purchaser shall not exceed its Commitment;

(ii) the Increase Request shall specify: (A) the proposed date of the requested Increase, (B) the amount of the requested Increase (which shall be in a minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof or, such other amounts as may be agreed among the Issuer and the Managing Agents), (C) the bank account to which the funds from such Increase should be sent and (D) the requested Rate Type(s); and

(iii) if such Increase would cause the Required Asset Amount to be greater than the Net Receivables Balance as shown on the most recent Monthly Originator Report (or, if less, the Net Receivables Balance shown on the most recent Weekly Activity Report, if applicable), each Managing Agent must have received an interim servicing report, in a form to be mutually agreed upon by the Issuer and the Managing Agents, based on the most recently available interim reporting, which demonstrates that such Increase will not cause an Asset Amount Deficiency to occur.

(b) Subject to the terms and conditions set forth in this Agreement (including Section 3.02 hereof) and the Indenture, on each Increase Date the Conduit Purchasers in each Purchaser Group, acting through the related Managing Agent, may (but are not committed to) at the request of the Issuer pursuant to an Increase Request, fund such Purchaser Group’s Pro Rata Share of the requested Increase in amounts to be allocated among such Conduit Purchasers by the related Managing Agent. If any Conduit Purchaser chooses at any time not to fund its portion of such Purchaser Group’s Pro Rata Share of a requested Increase when requested by the Issuer, on the applicable Increase Date, the related Committed Purchasers, acting through the related Managing Agent, shall, subject to the conditions set forth in Section 3.02 hereof, fund their respective Committed Percentages of the related Purchaser Group’s Pro Rata Share of the amount of such Increase. Each funding of a Purchaser Group’s Pro Rata Share of an Increase shall be paid by the related Purchasers to an account designated by the related Managing Agent. Each Managing Agent shall deliver its Purchaser Group’s Pro Rata Share of the amount of each Increase to the Issuer in U.S. Dollars in immediately available funds by 1:00 p.m. (New York City time) on the related Increase Date to an account designated by the Issuer prior to the Increase Date. Each Increase funded by the Purchasers hereunder shall represent an increase in the Outstanding Amount. Each Managing Agent shall provide prompt notice to the Issuer and each other Managing Agent if any Conduit Purchaser in its Purchaser Group elects not to fund its share of any Increase.

(c) Subject to the terms and conditions set forth in the Indenture, at any time during the Revolving Period, in addition to the optional redemption provisions set forth in Section 12.02 of the Indenture, the Issuer shall have the right to reduce the Outstanding Amount by at least $1,000,000 (or such other amounts as may be agreed among the Issuer and the Managing Agents) by causing Pool Collections and/or Fee Collections to be allocated to the Principal Subaccount for application towards principal payments of the Series 2002-1 Notes; provided, that (i) the Issuer shall give at least two (2) Business Days prior written notice to the Managing Agents, the Administrative Agent and the Trustee in respect of such reduction; (ii) such reduction of the Outstanding Amount shall be applied to reduce the outstanding principal amount of the Series 2002-1 Note held by each Purchaser Group ratably in accordance with its Pro Rata Share and (iii) unless the date of such reduction is a Distribution Date, the Issuer shall pay to the Managing Agents (for the account of the Purchasers in the related Purchaser Group), the amount of any funding losses incurred by the Purchasers in connection with such reduction in accordance with Section 2.09 of this Agreement.

SECTION 2.03. Calculation and Payment of Interest and Fees.

(a) Each Managing Agent shall, on or prior to the first day of each Interest Period, notify the Trustee and the Servicer of the Tranche Rate which will be applicable to each Tranche during such Interest Period and such Managing Agent shall, no later than the Business Day preceding the next Reporting Date, notify such parties of the total interest to be paid for each such Tranche and the total Monthly Program Fees to be paid to its Purchaser Group on the relevant Distribution Date.

(b) Interest on each Tranche during each Interest Period shall accrue at the applicable Tranche Rate for such Interest Period and all accrued and unpaid interest on each Tranche shall be payable on each Distribution Date in accordance with the terms of the Indenture. Interest with respect to any Tranche due but not paid on any Distribution Date will be due on the next succeeding Distribution Date together with Additional Interest as calculated in accordance with the terms of the Indenture.

(c) The Issuer shall pay to each Managing Agent, for the account of the Purchasers in the related Purchaser Group, the Facility Fee and Program Fee pursuant to the Fee Letter. The Facility Fee and the Program Fee will constitute “Monthly Program Fees” as defined in the Indenture and shall be due and payable on each Distribution Date pursuant to Section 9.04 of the Indenture.

SECTION 2.04. Tranches.

(a) Each funding made by the Purchasers in the same Purchaser Group on any Increase Date having one Rate Type shall be referred to herein as a “Tranche”. The Issuer shall select the Rate Type(s) to apply to each Tranche for the related Interest Period in the related Increase Request; provided, however, that

(i) the selection of such Rate Type(s) shall be subject to the approval of each Managing Agent in its sole and absolute discretion;

(ii) if any Managing Agent notifies the Issuer and the Servicer that a CP Disruption has occurred, the Eurodollar Rate shall automatically apply to any CP Tranche from and after such notice until such Managing Agent notifies the Issuer and the Servicer that such CP Disruption has ceased (it being agreed that each Managing Agent shall give the Issuer and the Servicer prompt notice that any such CP Disruption has ceased); and

(iii) any portion of the Outstanding Amount that is not allocated to a CP Tranche shall be a Eurodollar Tranche unless: (A) on or prior to the first day of the next related Interest Period, such Managing Agent has given the Issuer and the Servicer notice that a Eurodollar Rate Disruption Event has occurred and such Managing Agent shall not have subsequently notified the Servicer and the Issuer that such Eurodollar Rate Disruption Event no longer exists (it being agreed that each Managing Agent shall give the Issuer and the Servicer prompt notice that any such Eurodollar Rate Disruption Event no longer exists); (B) such Managing Agent did not receive notice that such Tranche was to be a Eurodollar Tranche by 11:00 A.M. (New York City time) on the second Business Day preceding the first day of such Interest Period; or (C) the Outstanding Tranche Amount of such Tranche is less than $1,000,000, in any of which events such Tranche shall be a Base Rate Tranche.

The Administrative Agent shall promptly, upon the request of any party, notify each Managing Agent, the Issuer and the Servicer of the Eurodollar Rate applicable to any Eurodollar Tranche or the Base Rate applicable to any Base Rate Tranche.

(b) The Managing Agents may at any time after the occurrence and during the continuance of any Amortization Event, or at any time after the Amortization Period has commenced either (i) divide any Tranche into two or more Tranches having an aggregate Outstanding Tranche Amount equal to the Outstanding Tranche Amount of such divided Tranche, or (ii) combine any two or more Tranches into a single Tranche having an Outstanding Tranche Amount equal to the aggregate of the Outstanding Tranche Amounts of such Tranches; provided, however, that no Tranche owned by any Conduit Purchaser may be combined with a Tranche owned by any other Purchaser and no Tranche held by the Committed Purchasers in any Purchaser Group may be combined with any Tranche held by the Committed Purchasers in any other Purchaser Group; and provided further that if any such Tranche is requested to become a Eurodollar Tranche, such notice must be received at least two Business Days’ prior to the last day of the Tranche Period for such Tranche.

SECTION 2.05. Reductions and Increases to Stated Amount.

(a) The Issuer may at any time, upon at least two (2) Business Days’ prior written notice to each Managing Agent, the Trustee and the Administrative Agent, such notice to be in the form of Exhibit C hereto, terminate in whole or reduce in part the Stated Amount; provided, however, that each partial reduction shall (i) be in an amount equal to $5,000,000 or an integral multiple thereof, (ii) reduce each Purchaser Group Limit hereunder ratably in accordance with the respective Purchaser Group’s Pro Rata Share of such reduction to the Stated Amount and (iii) reduce each Committed Purchaser’s Commitment ratably within their respective Purchaser Group in accordance with each Committed Purchaser’s Committed Percentage.

(b) The Issuer may, from time to time upon at least thirty (30) days’ prior written notice to each Managing Agent, the Trustee and the Administrative Agent, request an increase to the Stated Amount. Each such notice shall be substantially in the form of Exhibit D hereto (each a “Stated Amount Increase Notice”) and shall specify (i) the proposed date such increase shall become effective, (ii) the proposed amount of such increase, which amount shall be at least $5,000,000; (iii) the identity of the Purchaser Group(s) (and members thereof) whose Purchaser Group Limit(s) will be increased in connection therewith; (iv) the identity of all Committed Purchasers in such Purchaser Group and the amount of their respective Commitments after giving effect to such increase in the Stated Amount; and (v) a recalculation of the Pro Rata Shares which will become effective upon such increase in the Stated Amount. No such increase shall become effective unless and until (x) either (i) the Commitments of the Committed Purchasers in such Purchaser Group have been increased by the amount of such increase in the Stated Amount, as evidenced by the Managing Agent for such Purchaser Group and each of the

Purchasers in such Purchaser Group executing such Stated Amount Increase Notice or (ii) one or more additional Purchaser Groups have become parties to this Agreement by executing a joinder agreement in form and substance reasonably acceptable to the Required Managing Agents and the Issuer. Notwithstanding anything to the contrary set forth herein, nothing contained in this Agreement shall constitute a commitment on the part of any Purchaser hereunder to agree to any such increase, or to assume or increase any obligation to the Issuer at any time.

SECTION 2.06. Increased Costs. If, after the date hereof due to either the introduction of or any change in, or in the interpretation of, (i) any law or regulation by the Governmental Authority that promulgated or administers compliance with such law or regulation (other than laws or regulations with respect to income taxes, branch profits or franchise taxes based on income or gross receipts) or (ii) any guideline or request from any central bank or other Governmental Authority or similar agency, including, without limitation, the Financial Accounting Standards Board (“FASB”) or any comparable entity (whether or not having the force of law), any reserve or deposit or similar requirement shall be imposed, modified or deemed applicable, any basis of taxation shall be changed (other than as a result of a change in laws and regulations with respect to income tax, branch profits or franchise taxes) or any other condition shall be imposed, and there shall be any increase in the cost to any Owner of making, funding, or maintaining the principal outstanding under, a Series 2002-1 Note or in the cost to any Owner of agreeing to make, fund, or maintain any principal outstanding under, a Series 2002-1 Note, then the Issuer shall from time to time, upon demand by any such Owner, by the submission of the certificate described below, pay to such Owner, additional amounts sufficient to compensate such Owner for such increased cost; provided, however, that before making any such demand, such Owner has agreed to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps (including the designation of a different applicable lending office) as would avoid the need for, or reduce the amount of, such additional cost and would not, in the judgment of such Owner, be otherwise disadvantageous to such Owner. A certificate setting forth in reasonable detail the reasons for and the amount of such increased cost submitted to the Issuer and the Trustee by the relevant Owner, or the related Managing Agent on behalf of such Owner, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.07. Increased Capital. If any Owner determines that compliance with any law or regulation or any guideline or request or any written interpretation from any central bank or other Governmental Authority or similar agency, including, without limitation, FASB or any comparable entity (whether or not having the force of law) which is introduced, implemented or received by such Owner after the date hereof, affects or would affect capital adequacy or the amount of capital required or expected to be maintained by such Owner or any corporation controlling such Owner and that the amount of such capital is increased as a result of the existence of this Agreement, the Indenture or the obligations of a Liquidity Provider under a Liquidity Provider Agreement or the obligations of a Program Support Provider under a Program Support Agreement, or has or would have the effect of reducing such Owner’s rate of return on capital then, upon demand by any such Owner, by the submission of the certificate described below, the Issuer shall pay to such Owner, from time to time, as specified by such Owner, additional amounts sufficient to compensate such Owner in light of such circumstances, to the extent that such Owner reasonably determines such increase in capital to be allocable to a Series 2002-1 Note or the existence of this Agreement, the Indenture, any Liquidity Provider’s obligations under a Liquidity Provider Agreement or any Program Support Provider’s obligations under a Program Support Agreement. In determining such amounts, such Owner may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Owner in connection with commitments of that type. A certificate as to such amounts submitted to the Issuer and the Trustee by the relevant Owner, or by the related Managing Agent on behalf of such Owner, setting forth the basis therefor and calculation thereof in reasonable detail, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08. Taxes.

(a) All payments made by the Issuer under this Agreement, the Indenture, the Fee Letter and any Series 2002-1 Note to or for the benefit of a Series Noteholder, the Administrative Agent or any Owner shall be made, to the extent allowed by law, free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority having taxing authority (excluding income taxes, branch profits or franchise taxes based on income or gross receipts) imposed on such Person as a result of any present or former connection between the jurisdiction of the government or taxing authority imposing such tax or any political subdivision or taxing authority thereof or therein and such Person (other than any connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Indenture or a Series 2002-1 Note or any other related document to which such Person is a party) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to or under the Series 2002-1 Note, (i) the sum payable by the Issuer shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08), the relevant Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions, and (iii) the Issuer shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b) In addition, the Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to any Liquidity Provider Agreement (hereinafter “Other Taxes”).

(c) Subject to the provisions set forth in this Section 2.08, the Issuer will indemnify each Purchaser, the Administrative Agent and each Owner for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Purchaser, the Administrative Agent and each Owner and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided, that such Purchaser, the Administrative Agent or such Owner, in making a demand for indemnity, shall provide the Issuer with a certificate from the relevant taxing authority or from a responsible officer of such Person stating or otherwise evidencing that such Person has made payment of such Taxes or Other Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes or Other Taxes. Whenever any Taxes are payable by the Issuer, within 30 days thereafter the Issuer shall send to the applicable Purchaser, the Administrative Agent and any applicable Owner a certified copy of an original official receipt received by the Issuer showing payment thereof. If the Issuer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the applicable Purchaser, the Administrative Agent and any applicable Owner the required receipts or other required documentary evidence, the Issuer shall indemnify such Person for any incremental Taxes, interest or penalties that such Person is legally required to pay as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement, the Indenture and the payment of the Series 2002-1 Notes.

(d) On or before the date it becomes a Noteholder (and, so long as it may properly do so, periodically thereafter, as may be required by applicable law, to keep forms up to date), any Noteholder that is organized under the laws of a jurisdiction outside the United States of America shall deliver to the Servicer, the Trustee and the Paying Agent any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish its exemption from existing United States federal withholding requirements, including (i) two original copies of Internal Revenue Service Form W-8 BEN or Form W-8-ECI or successor applicable form, properly completed and duly executed by such Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

(e) If any such Series Noteholder does not comply with Section 2.08(d), amounts payable to such Series Noteholder under this Section 2.08 shall be limited to amounts that would have been payable under this section if such Series Noteholder had so complied.

(f) All Taxes and Other Taxes owing under this Section 2.08 shall be payable in accordance with Section 7.11.

SECTION 2.09. Funding Losses.

(a) If, for any reason, a principal payment with respect to any CP Tranche or any Eurodollar Tranche shall occur on any date which is not the last day of the applicable Interest Period, the Issuer shall compensate each Purchaser, upon demand, for all funding losses by paying to such Purchaser an amount equal to the sum of (i) the amount of interest which would have accrued on the relevant Tranche but for such prepayment through the last day of the relevant Interest Period less the interest earned by such Purchaser by investing such funds in investments permissible (in the case of the Conduit Purchaser) for the commercial paper program of the Conduit Purchaser and (ii) all reasonable out-of-pocket expenses which such Purchaser may sustain or incur as a consequence of such prepayment. Such amounts shall be payable as Breakage Amounts by the Issuer pursuant to Section 9.04 of the Indenture.

(b) In addition to the foregoing, the Issuer shall compensate each Owner, upon its written demand, for all losses, expenses and liabilities on account of any liquidation or reemployment of deposits or other funds acquired by such party to make, fund or maintain a Tranche, (i) if by reason of the acts or omissions of the Issuer, the funding of any CP Tranche or Eurodollar Tranche does not occur on a date specified therefor in the relevant funding request;

(ii) if for any reason any payment, prepayment or conversion of principal of any CP Tranche or Eurodollar Tranche occurs on a date which is not the last day of the Interest Period for such Tranche or (iii) as a consequence of any required conversion of any CP Tranche or Eurodollar Tranche to a Tranche for which interest is calculated at another Rate Type prior to the last day of the Interest Period for the relevant Tranche. A certificate setting forth in reasonable detail the reasons for and the amount of such demand submitted to the Issuer by such Owner, shall be conclusive and binding for all purposes, absent manifest error. Such amounts shall be payable as Breakage Amounts by the Issuer pursuant to Section 9.04 of the Indenture.

SECTION 2.10. Nonrecourse Obligations. Notwithstanding any provision in any other Section of this Agreement to the contrary, the obligation of the Issuer to pay any amounts payable to a Purchaser or any other Owner pursuant to Sections 2.06, 2.07, 2.08, 2.09, 5.02 and 7.08 of this Agreement shall be without recourse to the Issuer (or its assignee, if applicable), the Servicer (or any Person acting on behalf of any of them), the Trustee or any other Owner or any affiliate, officer or director of any of them, and the obligation of the Issuer to pay any amounts hereunder shall be limited solely to the application of Pool Collections and other amounts (collectively, the “Available Amounts”) required to be distributed to the Managing Agents, on behalf of the related Purchasers, in the Indenture, to the extent that such amounts are available for distribution. In the event that amounts payable to a Purchaser or any other Owner pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder (and subject to this Section 2.10) over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Federal Bankruptcy Code against the applicable party until such time as such party has Available Amounts.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Purchase. The Purchase is subject to the satisfaction of each of the following conditions on or prior to the Effective Date (any or all of which (except Section 3.01(c)) may be waived by the Managing Agents in their sole and absolute discretion:

(a) The Managing Agents shall have received on or before the date hereof each of the items listed on Schedule I hereto, each (unless otherwise indicated) dated the date hereof, in form and substance reasonably satisfactory to the Managing Agents;

(b) Each of the representations and warranties of Cartus, CRC, the Issuer, the Servicer, Realogy or the Trustee made in this Agreement, the Indenture, and each other Transaction Document shall be true and correct in all material respects as of the date hereof as though made as of such time (except to the extent that they expressly relate to an earlier or later time);

(c) No Amortization Event, Servicer Default or Event of Default or event that with the giving of notice or lapse of time or both would constitute such an Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to the Purchase);

(d) Immediately after giving effect to the Purchase, no Asset Amount Deficiency shall exist and be continuing;

(e) All fees required to be paid on or prior to the date hereof in accordance with the Fee Letter and the Administrative Agent Fee Letter shall have been paid in full in accordance with the terms thereof; and

(f) Each Managing Agent shall have received a written confirmation from each of the Rating Agencies that the Purchase hereunder will not result in a downgrade or withdrawal of the rating of the Commercial Paper Notes of the Conduit Purchasers in the related Purchaser Group or shall have confirmed to the Administrative Agent that no such written confirmation from the Rating Agencies is necessary to maintain such rating.

SECTION 3.02. Conditions Precedent to each Increase. The funding of any Increase under this Agreement shall be subject to the satisfaction, as of the applicable Increase Date, of each of the following conditions:

(a) Each of the representations and warranties of Cartus, CRC, the Issuer, the Servicer, Realogy or the Trustee made in this Agreement, the Indenture, and each other Transaction Document shall be true and correct in all material respects as of the date hereof as though made as of such time (except to the extent that they expressly relate to an earlier or later time); and

(b) No Amortization Event, Servicer Default or Event of Default or event that with the giving of notice or lapse of time or both would constitute such an Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to such Increase); and

(c) Immediately after giving effect to such Increase, no Asset Amount Deficiency shall exist and be continuing; and

(d) Each of this Agreement, the Indenture, the Series 2002-1 Notes and each other Transaction Document shall remain in full force and effect; and

(e) Each Managing Agent shall have received such other approvals, documents, agreements, certificates or opinions as they may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Issuer. Each of the representations and warranties made by the Issuer as of the Effective Date pursuant to the Indenture is incorporated herein by reference and all such representations and warranties are remade as of the Effective Date for the benefit of the Purchasers, the Managing Agents and the Administrative Agent. In addition, the Issuer hereby represents and warrants to the Purchasers, the Managing Agents and the Administrative Agent as of the Effective Date and each date of any Increase that:

(a) The Existing Series 2002-1 Notes have been duly and validly authorized, have been duly and validly issued and outstanding and are entitled to the benefits of the Indenture, and this Agreement.

(b) Each of the Indenture, and, assuming the due authorization, execution and delivery by each of the other parties thereto, this Agreement, is in full force and effect and no default or other event or circumstance has occurred thereunder or in connection therewith that could result in the termination of any such agreement or any other interruption of the ongoing performance of the obligations by the Issuer under each such agreement.

(c) Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 7.05 and their compliance with the agreements set forth therein, it is not necessary, in connection with the offer, sale and delivery of the Series 2002-1 Notes to the Purchasers, to register the Series 2002-1 Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended;

(d) The Issuer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and as such business is presently conducted, is qualified to do business and is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect;

(e) The Issuer (i) has all necessary limited liability company power and authority (A) to execute and deliver this Agreement, the Series 2002-1 Notes, the Fifth Omnibus Amendment and the other Transaction Documents to which it is a party and (B) to perform its obligations under this Agreement, the Series 2002-1 Notes, the Indenture and the other Transaction Documents to which it is a party (as modified by the Fifth Omnibus Amendment) and (ii) has duly authorized by all necessary action the execution, delivery and performance by it of, and the consummation by it of the transactions provided for in, this Agreement, the Series 2002-1 Notes, the Indenture and the other Transaction Documents (as modified by the Fifth Omnibus Amendment) to which it is a party. Each of this Agreement, the Series 2002-1 Notes and the Indenture constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(f) The execution, delivery and performance by it of, and the consummation by it of the transactions contemplated by, this Agreement, the Series 2002-1 Notes, the Indenture, the Fifth Omnibus Amendment and the other Transaction Documents to which it is a party, and the fulfillment by it of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of formation or the limited liability company agreement of the Issuer or (B) any material indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Issuer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Pledged Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law (including without limitation, Environmental Laws) or any decision, decree, order, rule or regulation applicable to the Issuer or of any Governmental Authority having jurisdiction over the Issuer, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Issuer, threatened, against the Issuer before any Governmental Authority and (ii) the Issuer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement, the Series 2002-1 Notes, the Indenture, the Fifth Omnibus Amendment or any other Transaction Document, (B) seeks to prevent the consummation of any of the transactions contemplated by this Agreement, the Series 2002-1 Notes, the Fifth Omnibus Amendment, the Indenture or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Issuer, would materially and adversely affect the performance by the Issuer of its obligations under this Agreement, the Series 2002-1 Notes, the Indenture or any other Transaction Document or the validity or enforceability of this Agreement, the Series 2002-1 Notes, the Indenture, the Fifth Omnibus Amendment or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(h) Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Issuer in connection with the due execution, delivery and performance by the Issuer of this Agreement, the Series 2002-1 Notes, the Indenture, the Fifth Omnibus Amendment or any other Transaction Document to which it is a party and the consummation by the Issuer of the transactions contemplated by this Agreement, the Series 2002-1 Notes and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(i) The Issuer is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended;

(j) On and immediately after the Effective Date, the Issuer (after giving effect to the issuance of the Series 2002-1 Notes) will remain Solvent.

(k) No proceeds of the Purchase or any Increase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the

Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(l) As of the Effective Date and as of each Increase Date, unless otherwise previously disclosed to the Managing Agents, the written information furnished by the Issuer pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein was, as of the date originally furnished, true and correct in all material respects and not otherwise materially misleading.

SECTION 4.02. Representations and Warranties of the Cartus Persons. Each Originator and the Servicer hereby represents and warrants (as to itself only and not as to the other) as follows:

(a) Such Cartus Person (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement, the Fifth Omnibus Amendment and the other Transaction Documents to which it is a party, and (B) to perform its obligations under this Agreement and the other Transaction Documents to which it is a party (as amended by the Fifth Omnibus Amendment) and (ii) has duly authorized by all necessary action the execution, delivery and performance by it of, and the consummation by it of the transactions provided for in, this Agreement, the Fifth Omnibus Amendment and the other Transaction Documents to which it is a party. Each of this Agreement, the Fifth Omnibus Amendment and the Transaction Documents to which it is a party (as amended by the Fifth Omnibus Amendment) constitute the legal, valid and binding obligations of such Cartus Person enforceable against such Cartus Person in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b) The execution, delivery and performance by such Cartus Person of, and the consummation by it of the transactions contemplated by, this Agreement, the Fifth Omnibus Amendment and the other Transaction Documents to which it is a party, and the fulfillment by it of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) its certificate of incorporation or (B) any material indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which such Cartus Person is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of its assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law (including without limitation, Environmental Laws) or any decision, decree, order, rule or regulation applicable to such Cartus Person or of any Governmental Authority having jurisdiction over such Cartus Person, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to such Cartus Person.

(c) (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of such Cartus Person, threatened, against such Cartus Person before any Governmental Authority and (ii) such Cartus Person is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement, the Fifth Omnibus Amendment or any other Transaction Document to which such Cartus Person is a party, (B) seeks to prevent the consummation of any of the transactions contemplated by this Agreement, the Fifth Omnibus Amendment or any other Transaction Document to which such Cartus Person is a party, (C) seeks any determination or ruling that, in the reasonable judgment of such Cartus Person, would materially and adversely affect the performance by such Cartus Person of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement, the Fifth Omnibus Amendment or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to such Cartus Person.

(d) Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to such Cartus Person, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Cartus Person in connection with the due execution, delivery and performance by such Cartus Person of the Fifth Omnibus Amendment or any other Transaction Document to which it is a party and the consummation by such Cartus Person of the transactions contemplated by this Agreement, the Fifth Omnibus Amendment and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

ARTICLE V

COVENANTS AND INDEMNITIES

SECTION 5.01. Covenants of the Issuer and Servicer. Unless the Managing Agents shall otherwise consent in writing:

(a) Each of the Issuer and the Servicer will perform and observe for the benefit of the Owners each of the covenants and agreements required to be performed or observed by it in the Transaction Documents to which it is a party.

(b) The Servicer hereby covenants and agrees to furnish to each Managing Agent: (i) promptly after the execution thereof, copies of all amendments of and waivers with respect to the Transaction Documents and (ii) copies of all financial and other reports that the Servicer is required to furnish pursuant to Sections 3.07(c), 3.07(d), 3.08 and 3.09 of the Servicing Agreement.

(c) The Issuer hereby covenants and agrees to furnish or cause to be furnished to each Managing Agent:

(i) as soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Realogy, copies of the unaudited consolidated balance sheets of Realogy and its consolidated subsidiaries, the related unaudited statements of cash flow for Realogy and the related unaudited statements of earnings and stockholders’ equity of Realogy in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or a vice president responsible for financial administration of Realogy, all of the foregoing to be prepared in conformity with GAAP applied consistently throughout the periods reflected therein (subject to normal year-end adjustments and without footnote disclosures);

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of Realogy, copies of the consolidated balance sheet of Realogy and its consolidated subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of Realogy and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in conformity with GAAP applied consistently throughout the periods reflected therein, certified by independent certified public accountants of nationally recognized standing in the United States of America as shall be selected by Realogy;

(iii) promptly after the filing thereof, and concurrently with the delivery to any creditors of Realogy, copies of all reports on Form 8-K which Realogy files with the Securities and Exchange Commission or any national securities exchange;

(iv) as soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Cartus, copies of the unaudited consolidated balance sheets of Cartus and its consolidated subsidiaries and copies of the statements of earnings of Cartus and its consolidated subsidiaries, in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or controller of Cartus, all of the foregoing to be prepared in accordance with Cartus’s customary management accounting practices as in effect on the date hereof and need not be prepared in conformity with GAAP; and

(v) as soon as available and in any event within 120 days after the end of each fiscal year of Cartus, copies of the unaudited balance sheet and copies of the statements of earnings of Cartus and its consolidated subsidiaries, in each case certified by the chief financial officer or controller of Cartus, all of the foregoing to be prepared in accordance with Cartus’s customary management accounting practices as in effect on the date hereof and need not be prepared in conformity with GAAP;

As long as Realogy is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-K shall satisfy the requirements of Section 5.01(c)(ii) of this Agreement and a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.01(c)(i) of this Agreement. Information required to be delivered pursuant to Section 5.01(c)(i), (ii) and (iii) shall be deemed to have been delivered on the date on which it has been posted on (i) Realogy’s website on the Internet at www.realogy.com or (ii) sec.gov/edgar/searchedgar/webusers.htm.

(d) The Servicer shall prepare and deliver to each Managing Agent, (i) a copy of each Monthly Originator Report and, if applicable, each Weekly Activity Report, prepared and delivered by the Servicer pursuant to the Servicing Agreement, together with a certificate of a vice president responsible for financial administration of the Servicer to the effect that, to the knowledge of the Servicer, no Amortization Event or event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Amortization Event shall have occurred and be continuing (which certification may be made directly on such Monthly Originator Report or Weekly Activity Report, as applicable) or, if any such event shall have occurred and be continuing, specifying in reasonable detail the nature thereof and the action, if any, taken or proposed to be taken by the Servicer with respect thereto;

(e) The Issuer shall furnish to the Managing Agents:

(i) promptly, and in any event within one (1) Business Day, after the Issuer obtains knowledge of the occurrence of any Amortization Event, or event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Amortization Event, a written statement of an Authorized Officer of the Issuer describing such event and the action, if any, that such Person proposes to take with respect thereto, in each case in reasonable detail;

(ii) notice of the occurrence of any event or events which have had or would reasonably be expected to have a Material Adverse Effect on the condition or operations, financial or otherwise, of any of Cartus, CRC, the Issuer or the Servicer;

(iii) copies of each report (including, without limitation, each Monthly Originator Report), notice, opinion of counsel, officer’s certificate or financial statement delivered or required to be delivered by the Issuer to any Person under the Transaction Documents, at the time the Issuer delivers or is required to deliver the same thereunder, and

(iv) promptly upon request by any Managing Agent, such other information, documents, records or reports with respect to the Pledged Assets, the Transaction Documents or the condition or operations, financial or otherwise, of any of Cartus, CRC, the Issuer, the Servicer or Realogy as any Managing Agent may from time to time reasonably request.

(f) The Servicer shall furnish to the Managing Agents:

(i) promptly, and in any event within one (1) Business Day, after the Servicer obtains knowledge of the occurrence of any Amortization Event, or event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Amortization Event, a written statement of an Authorized Officer of the Servicer describing such event and the action, if any, that the Servicer proposes to take with respect thereto, in each case in reasonable detail;

(ii) notice of the occurrence of any event or events which have had or would reasonably be expected to have a material adverse effect on the condition or operations, financial or otherwise, of the Servicer;

(iii) copies of each report (including, without limitation, each Monthly Originator Report), notice, opinion of counsel, officer’s certificate or financial statement delivered or required to be delivered by the Servicer to any Person under the Transaction Documents, at the time the Servicer delivers or is required to deliver the same thereunder, and

(iv) promptly upon request by any Managing Agent, such other information, documents, records or reports with respect to the Pledged Assets, the Transaction Documents or the condition or operations, financial or otherwise, of any of the Servicer or Realogy as any Managing Agent may from time to time reasonably request.

(g) Upon reasonable prior notice and during regular business hours, the Servicer will permit Protiviti or other independent certified public accountants selected by the Administrative Agent and which have agreed to follow the scope of an audit approved by the Required Managing Agents, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all records, files, books of account, data bases and information in the possession or under the control of the Servicer relating to the Receivables and the other Pledged Assets and (ii) to visit the offices and properties of the Servicer for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the Receivables and the other Pledged Assets or the performance by the Servicer of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Servicer having knowledge of such matters; provided, however, that (A) such audits will occur no more frequently than twice per year unless a Servicer Default has occurred and is continuing and (B) after the occurrence of a Servicer Default, the Administrative Agent and each Managing Agent or their respective agents and representatives shall be permitted upon reasonable prior notice and during regular business hours to conduct such audits at any time without any limitation as to number. The Servicer will pay all costs and expenses reasonably incurred by such Managing Agent in connection with (i) the first audit in any calendar year conducted pursuant to this Section 5.01(g) and (ii) if a Servicer Default has occurred and is continuing, each other audit conducted by or on behalf of the Administrative Agent or any Managing Agent pursuant to this Section 5.01(g).

(h) The Issuer shall instruct the Trustee, upon redemption, or payment in full, of all amounts payable in respect of the Series 2002-1 Notes pursuant to the terms thereof and of the Indenture, to furnish to the Managing Agents a notice of such redemption.

(i) The Issuer shall provide or cause to be provided to each Managing Agent a complete set of the Transaction Documents and an executed original copy of each document executed in connection therewith within sixty (60) days after the Effective Date.

(j) CRC shall hold, either directly or indirectly 100% of the membership interests of the Issuer while the Series 2002-1 Notes are outstanding. CRC shall not sell, pledge or otherwise transfer such membership interests without the prior written consent of the Required Managing Agents.

(k) Cartus shall hold, either directly or indirectly, 100% of the common stock of CRC while the Series 2002-1 Notes are outstanding. Cartus shall not sell, pledge or otherwise transfer such common stock without the prior written consent of the Required Managing Agents unless the debt secured by such pledge was incurred in compliance with Section 7.3(j) of the Purchase Agreement and the terms of such pledge include provisions to the effect that (i) the pledgee has no right, title or interest in or to any assets of CRC other than its rights to receive, as assignee of Cartus, any dividends or other distributions properly declared and paid or made in respect of CRC’s common stock and (ii) the pledgee agrees, that it will not: (x) until after the payment in full of the Notes, exercise any rights it may have under such pledge to foreclose on such stock or to exercise voting rights with respect thereto, including any rights to nominate, elect or remove the independent members of the board of directors or managers of CRC or rights to amend its organizational documents and (y) until one year and one day have elapsed since the payment in full of the Notes, exercise any voting rights it may have to institute or volunteer bankruptcy proceeding on behalf of CRC.

(l) Except as provided in the Fifth Omnibus Amendment, neither the Issuer nor the Servicer shall consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties or assets to any other Person without the prior written consent of the Required Managing Agents.

(m) Until the Outstanding Amount has been reduced to zero, if the Indenture requires the Issuer to obtain the prior consent of the Purchaser to any amendment to the Transaction Documents or the taking of (or refraining from taking) any other action, the Issuer shall not take such action (or refrain from taking such action) unless it has received the prior written consent of the Required Managing Agents.

SECTION 5.02. Indemnification. The Issuer shall indemnify and hold harmless each Owner, the Administrative Agent, each Managing Agent and their respective officers, directors, employees, agents and representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including legal and accounting fees), or disbursements of any kind or nature whatsoever (collectively, “Losses”) as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Issuer in this Agreement or in any certificate delivered pursuant hereto, or for any failure to comply with any Transaction Document, or failure to maintain a first priority security interest in the Pledged Assets, excluding however (i) Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party and (ii) recourse for Receivables which are uncollectible solely due to the Obligor’s financial inability to pay. Such Losses shall be payable in accordance with Section 7.11 of this Agreement.

ARTICLE VI

THE ADMINISTRATIVE AGENT AND THE MANAGING AGENTS

SECTION 6.01. Authorization and Action. Each Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and any related agreement, instrument and document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent reserves the right, in its sole discretion, but subject to such restrictions as may be set forth with respect to the Purchasers in this Agreement or any related agreement, instrument or document, to exercise any rights and remedies under this Agreement or any related agreement, instrument or document executed and delivered pursuant hereto, or pursuant to applicable law, and also to agree to any amendment, modification or waiver of this Agreement or any related agreement, instrument and document, in each instance, on behalf of the Purchasers. Notwithstanding anything herein or elsewhere to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The appointment and authority of the Administrative Agent hereunder shall terminate on the date after the Amortization Period has commenced on which the Outstanding Amount has been reduced to zero and all other amounts owed by the Issuer under this Agreement have been paid in full.

SECTION 6.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Purchaser for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any related agreement, instrument or document except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Issuer, the Servicer, any Managing Agent or the Trustee), independent public accountants and other experts selected by it and shall not be liable to the Purchaser for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Purchasers and shall not be responsible to the Purchasers for any statements, warranties or representations made in or in connection with this Agreement or in connection with any related agreement, instrument or document; (c) shall not have any duty to the Purchasers to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any related agreement, instrument or document on the part of the Issuer, the Trustee, the Servicer or any Purchaser or Managing Agent or to inspect the property (including the books and records) of the Issuer, the Trustee, the Servicer, any Purchaser or any Managing Agent; (d) shall not be responsible to the Purchasers for the due execution, legality, validity, enforceability, genuineness or sufficiency of value of this Agreement or any related agreement, instrument or document; (e) shall not be deemed to be acting as any Purchaser’s trustee or otherwise in a fiduciary capacity hereunder or in connection with any related agreement, instrument or document; and (f) shall incur no liability to any Purchaser under or in respect of this Agreement or any related agreement, instrument or document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 6.03. Administrative Agent and Affiliates. To the extent that the Administrative Agent or any of its Affiliates shall become a Noteholder, the Administrative Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement and each related agreement, instrument and document as would any Purchaser and may exercise the same as though it were not the Administrative Agent, or such Affiliate, as the case may be. The Administrative Agent and its Affiliates may generally engage in any kind of business with the Issuer, the Servicer, the Managing Agents, the Trustee, Cartus, CRC, Realogy or any of their respective Affiliates and any Person who may do business with or own securities of any of the foregoing, all as if it were not the Administrative Agent or such Affiliate, as the case may be, and without any duty to account therefor to any Purchaser.

SECTION 6.04. Purchase Decision. Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase the Series 2002-1 Notes. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.

SECTION 6.05. Indemnification of the Administrative Agent. The Committed Purchasers severally agree to indemnify the Administrative Agent, ratably in accordance with their respective Committed Percentages from time to time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any related agreement, instrument or document or any action taken or omitted by the Administrative Agent under this Agreement, or any related agreement, instrument or document; provided, however, that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Committed Purchasers severally (to the extent the Administrative Agent is not reimbursed by the Issuer or the Servicer for such expenses) agree to reimburse the Administrative Agent, ratably in accordance with their Committed Percentages from time to time, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent at the request or at the direction of the Required Managing Agents in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any related agreement, instrument or document.

SECTION 6.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ notice thereof to the Managing Agents, the Issuer, the Servicer and the Trustee and such resignation shall become effective upon the appointment and acceptance of a successor Administrative Agent as described below. Upon any such resignation, the Managing Agents shall have the right to appoint a successor Administrative Agent approved by the Issuer and the Servicer (which approval will not be unreasonably withheld, delayed or conditioned). If no successor Administrative Agent shall have been so appointed by the Managing Agents and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Managing Agents, appoint a successor Administrative Agent approved by the Issuer and the Servicer (which approval will not be unreasonably withheld, delayed or conditioned), which successor Administrative Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such bank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

SECTION 6.07. Authorization and Action of Managing Agents. Each Conduit Purchaser and each Committed Purchaser of each Purchaser Group hereby appoints and authorizes the Managing Agent with respect to such Purchaser Group to take such action as agent on its behalf and to exercise such powers under this Agreement, the Indenture and the other related documents as are delegated to the Managing Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Conduit Purchaser and each Committed Purchaser hereby appoints the related Managing Agent as its agent to execute and deliver all further instruments and documents, and agrees to take all further action that the related Managing Agent may deem necessary or appropriate or that a Conduit Purchaser or a Committed Purchaser may reasonably request in order to perfect, protect or more fully evidence the interests of such Purchasers hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder or under the related Series 2002-1 Notes and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.

SECTION 6.08. Successor Managing Agent. A Managing Agent may resign at any time, effective upon the appointment and acceptance of a successor Managing Agent as provided below, by giving written notice thereof to each other Managing Agent, each related Conduit Purchaser, each related Committed Purchaser, the Issuer and the Servicer. Upon any such resignation, the members of the related Purchaser Group acting jointly shall appoint a successor Managing Agent. Upon the acceptance of any appointment as Managing Agent hereunder by a successor Managing Agent, such successor Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Managing Agent, and the retiring Managing Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Managing Agent’s resignation hereunder as Managing Agent, the provisions of this Article VI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Managing Agent under this Agreement. The successor Managing Agent shall promptly notify the Issuer, the Servicer and the Trustee of its appointment hereunder.

SECTION 6.09. Payments by a Managing Agent. Unless specifically allocated to a Conduit Purchaser or a Committed Purchaser pursuant to the terms of this Agreement, all amounts received by a Managing Agent on behalf of the related Purchasers shall be paid by such Managing Agent to such Purchasers (at the account specified in writing to such Managing Agent) on the Business Day received by such Managing Agent, unless such amounts are received after 2:00 p.m. (New York time) on such Business Day, in which case such

Managing Agent shall use its reasonable efforts to pay such amounts, on such Business Day, but, in any event, shall pay such amounts not later than 11:00 a.m. (New York time) the following Business Day.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Amendments, Waivers and Consents, Etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by (a) the Issuer, Cartus, CRC, and the Required Managing Agents (with respect to an amendment) or (b) the Required Managing Agents (with respect to a waiver or consent by them) or the Issuer, Cartus, or CRC (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; in each case of (a) and (b), provided, that without the prior written consent of each affected Purchaser, no amendment or waiver shall: (i) reduce the amount of principal or Monthly Interest that is payable on account of the Series 2002-1 Notes or delay any scheduled date for payment thereof; (ii) increase the Stated Amount of the Series 2002-1 Notes or the Commitment of any Committed Purchaser hereunder; (iii) modify any yield protection or indemnity provision which expressly inures to the benefit of the Owners or its assignees or participants; (iv) modify the calculation of the Required Enhancement Amount or change (directly or indirectly) any definitions used in the calculation thereof, or any defined term used in such definitions or employed in the calculation of such amounts; (v) reduce the Monthly Program Fees or delay any scheduled date for payment thereof; (vi) release the Performance Guarantor for obligations under the Performance Guaranty; or (vii) modify the provisions of this Section 7.01. This Agreement and the other agreements, instruments and documents executed and delivered pursuant hereto contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

SECTION 7.02. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of delivery by mail, five (5) days after being deposited in the United States mails, or, in the case of notice by telex, when telexed against receipt of answer back, or in the case of notice by facsimile copy, when verbal communication of receipt is obtained.

SECTION 7.03. No Waiver; Remedies; Rights of Purchasers, Etc. No failure on the part of the Administrative Agent, the Purchasers, the Managing Agents, the Issuer, CRC, or Cartus to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of, each of the Issuer, the Administrative Agent, the Purchasers, the Managing Agents and their respective successors and permitted assigns, subject to the further provisions of this Section 7.04.

(b) The Issuer shall not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Managing Agents.

(c) Subject to the terms and provisions of the Indenture, a Purchaser may, assign or sell undivided participation interests of its rights and obligations hereunder or under a Series 2002-1 Note or any interest herein or in the Series 2002-1 Notes to any Person (including, without limitation, a sale by any Conduit Purchaser to its related Liquidity Providers or Program Support Providers). Any assignment or sale of a participation interest by a Purchaser to a Person (other than a Liquidity Provider or Program Support Provider) pursuant to this Section 7.04(c) shall be effected pursuant to an Assignment and Acceptance Agreement in substantially the form of Exhibit A hereto. Notwithstanding the foregoing, a Purchaser shall, so long as no Amortization Event has occurred and is continuing, obtain the consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned) in connection with an assignment of its obligations hereunder and under a Series 2002-1 Note to any Person other than a sale by a Conduit Purchaser to (i) another commercial paper conduit managed by the related Managing Agent or (ii) any Liquidity Provider or Program Support Provider.

(d) The Administrative Agent may assign at any time its rights and obligations hereunder to an Affiliate without the consent of the Purchasers or the Issuer and such assignment shall be effective upon written notice thereof to the Purchasers, the Issuer, the Servicer and the Trustee.

(e) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which all Commitments to fund hereunder have been terminated and the Outstanding Amount has been paid in full; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Issuer pursuant to Article V and, the rights and remedies described in Sections 2.06, 2.07, 2.08, 2.09, 5.02, 7.08, 7.09, 7.11 and 7.12 shall be continuing and shall survive any termination of this Agreement.

SECTION 7.05. Securities Laws; Series 2002-1 Note as Evidence of Indebtedness.

(a) Each Purchaser hereby acknowledges and agrees and represents and warrants that the Series 2002-1 Note purchased by it will be acquired for investment only and not with a view to any public distribution thereof nor with any intent of conducting any initial resale thereof under Rule 144A or analogous private offering exemption, and that such Purchaser will not offer to sell or otherwise dispose of a Series 2002-1 Note so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable state or other securities laws. Each Purchaser also acknowledges the restrictions on ownership and transfers set forth in Section 2.05 of the Indenture and agrees to all terms thereof. Without limiting the foregoing, each Purchaser hereby makes the representations and warranties and agrees to the covenants required of Noteholders under Section 2.05 of the Indenture.

(b) Each Purchaser hereby further represents, warrants and agrees that it is a “qualified institutional buyer” as defined in Rule 144A of the Securities Act (a “QIB”) and that it will not transfer the Series 2002-1 Notes or any interest therein to any Person other than another QIB.

(c) It is the intent of the Issuer and each Purchaser that, for federal, state, foreign and local income and franchise tax purposes, the Series 2002-1 Notes will be indebtedness of the Issuer secured by the Pledged Assets. The Issuer and each Purchaser agree to treat the Series 2002-1 Notes for purposes of all federal, state and local income and franchise taxes and for any other tax imposed on or measured by income as indebtedness of the Issuer.

SECTION 7.06. SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 7.02. NOTHING IN THIS SECTION 7.06 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 7.07. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AMONG THE ISSUER AND ANY PURCHASER OR THE ADMINISTRATIVE AGENT ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

SECTION 7.08. Costs and Expenses. The Issuer agrees to pay on demand to (i) the Administrative Agent, each Managing Agent and each Purchaser all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including rating agency fees, costs and expenses and all out-of-pocket costs and expenses incurred in connection with due diligence) of this Agreement, the Indenture, the Liquidity Provider Agreements and the other documents to be delivered by the Issuer or each Purchaser in connection herewith and therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Administrative Agent, each Purchaser and Liquidity Provider with respect thereto and with respect to advising each of the Administrative Agent, each Managing Agent and each Purchaser, as to its respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith and (ii) to the Administrative Agent, each Managing Agent and each Purchaser, all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, and the other documents delivered hereunder or in connection herewith. Such costs and expenses shall be payable in accordance with Section 7.11 of this Agreement.

SECTION 7.09. No Proceedings.

(a) The Issuer, the Servicer, the Administrative Agent, each Managing Agent and each Purchaser each hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law for one year and a day after the latest maturing Commercial Paper Note issued by such Conduit Purchaser has been paid.

(b) Each Purchaser, each Managing Agent and the Administrative Agent each hereby agrees that it will not institute against, or join any other Person in instituting against, the Issuer or CRC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law for one year and a day after the latest maturing Note issued by the Issuer has been paid.

SECTION 7.10. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or the validity, legality and enforceability of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 7.11. Limited Recourse Obligations.

(a) Notwithstanding any provision in any other section of this Agreement to the contrary, the Purchasers, the Managing Agents and the Administrative Agent each hereby acknowledge and agree that the Issuer’s payment obligations under Sections 2.06, 2.07, 2.08, 2.09, 5.02 and 7.08 shall be without recourse to the Servicer or the Trustee (or any Affiliate, officer, director, employee or agent of any of them) and shall be limited to the extent of funds available for payment of the foregoing amounts under Section 9.04 of the Indenture.

(b) Anything contained in this Agreement or any other Transaction Document to the contrary notwithstanding, all payments to be made by any Conduit Purchaser under this Agreement shall be made by such Conduit Purchaser solely from available cash, which shall be limited to the (a) proceeds of collections and other amounts payable by or on behalf of the Issuer to such Conduit Purchaser in connection with any of the Transaction Documents and (b) proceeds of the issuance of Commercial Paper Notes (collectively “Available Funds”). No recourse shall be had against any Conduit Purchaser personally or against any incorporator, shareholder, officer, director or employee of such Conduit Purchaser with respect to any of the covenants, agreements, representations or warranties of such Conduit Purchaser contained in this Agreement, or any other Transaction Document, it being understood that such covenants, representations or warranties are enforceable only to the extent of Available Funds. The Administrative Agent, each Managing Agent and each Committed Purchaser hereby acknowledge that, pursuant to the terms and conditions of this Agreement and the other Transaction Documents, no Conduit Purchaser shall be required to make any payments to the Administrative Agent any Managing Agent or any Committed Purchaser, either as compensation for services rendered, reimbursement for out of pocket expenses, indemnification, or otherwise, except to the extent such Conduit Purchaser has Available Funds to make such payment.

SECTION 7.12. Confidentiality. Each Purchaser, Managing Agent and the Administrative Agent agree to maintain the confidentiality of any and all information regarding Realogy, Cartus, CRC, and the Issuer obtained in accordance with the terms of this Agreement or provided to the Managing Agents and the Administrative Agent in contemplation of entering into this Agreement and that is, in either such case, not publicly available (including, without limitation, financial and operational information and reports concerning the above-described parties and/or the Receivables); provided, however, that any Purchaser, Managing Agent and/or the Administrative Agent may reveal such information (a) (i) as necessary or appropriate in connection with the administration or enforcement of this Agreement or such Purchaser’s funding of its purchase of a Series 2002-1 Note hereunder and (ii) as necessary or appropriate in connection with obtaining any Acknowledgement Letter under Section 7.3(j) of the Purchase Agreement from other creditors of Cartus (b) as required by law, government regulation, court proceeding or subpoena, (c) to applicable Rating Agencies, any Liquidity Provider, Program

Support Provider, participant, assignee or potential Liquidity Provider, Program Support Provider, participant or assignee or (d) to legal counsel and auditors of such Purchaser and the Administrative Agent. Notwithstanding anything herein to the contrary, none of Realogy, Cartus, CRC or the Issuer shall have any obligation to disclose to any Purchaser, Managing Agent or the Administrative Agent or their assignees any personal and confidential information relating to a Transferred Employee. Anything herein to the contrary notwithstanding, each party hereto and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KENOSIA FUNDING, LLC, as Issuer

By:	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

CARTUS CORPORATION, as Originator and Servicer

By:	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

CARTUS RELOCATION CORPORATION, as Originator

By:	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

CALYON NEW YORK BRANCH,
as Administrative Agent, Lead Arranger, Committed Purchaser, and Managing Agent

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Richard McBride
Name:	Richard McBride
Title:	Director

[Signature Page to Note Purchase Agreement]

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Richard McBride
Name:	Richard McBride
Title:	Director

[Signature Page to Note Purchase Agreement]

SCHEDULE I

CONDITIONS PRECEDENT DOCUMENTS

Attached

4/4/07

$175,000,000

Kenosia Funding LLC,

Secured Variable Funding Notes, Series 2002-1

BTM-Calyon Assignment and Amendments

April 10, 2007

CLOSING INDEX

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture. All items listed in bold, italic font are to be delivered by the Issuer or its counsel and all items listed in italic, underlined font are to be delivered by Richards, Layton & Finger (“RLF”). All items listed in SMALL CAPS ARE TO BE DELIVERED BY THE BANK OF NEW YORK.

Principal Documents

1. Fifth Omnibus Amendment, Agreement and Consent (the “Omnibus Amendment”), dated as of April 10, 2007, and concerning the following documents:

1. Purchase Agreement, dated as of March 7, 2002 (the “Purchase Agreement”), between Cartus Corporation (“Cartus”) as Originator and Cartus Relocation Corporation (“CRC”) as Buyer.

2. Receivables Purchase Agreement, dated as of March 7, 2002 (the “Receivables Purchase Agreement”) between CRC as Seller and Kenosia Funding, LLC (the “Issuer”) as Buyer.

3. Fee Receivables Purchase Agreement, dated as of March 7, 2002 (the “Fee Receivables Purchase Agreement”) between Cartus as Seller and the Issuer as Buyer.

4. Servicing Agreement, dated as of March 7, 2002 (the “Servicing Agreement”) among Cartus, as Originator and Servicer, CFC as Originator, CRC as Originator, the Issuer and The Bank of New York (“BNY”) as Trustee.

5. Indenture, dated as of March 7, 2002 (the “Indenture”) between the Issuer and BNY as Trustee and as Paying Agent, Authentication Agent and Transfer Agent and Registrar.

2. Amended and Restated Guaranty from Realogy Corporation (“Realogy”),.

3. Assignment and Acceptance Agreement, dated as of April 10, 2007 (the “Assignment Agreement” among The Bank of Tokyo Mitsubishi, UFJ, Ltd. (“BTM”) and Gotham Funding Corporation (“Gotham”) as “Assignors” and Calyon New York Branch (“Calyon”) and Atlantic Asset Securitization Corp. (“Atlantic”) as Assignees.

4. Amended and Restated Note Purchase Agreement relating to the Series 2002-1 Notes, dated April 10, 2007 (the “Note Purchase Agreement”) among the Issuer, Cartus, Atlantic, Financial Institutions and Managing Agents from time to time party thereto, and Calyon as Administrative Agent.

SCHEDULES	I	Conditions Precedent Documents
	II	Purchaser Group Limits / Commitments
	III	Location of Certain Offices; Organizational and Federal Employer Identification Numbers

EXHIBITS	A	Form of Assignment and Acceptance
	B	Form of Increase Request
	C	Form of Joinder Agreement
	D	Form of Stated Amount Increase Notice

5. Variable Funding Note

(a) Calyon as Managing Agent on behalf of it and Atlantic

6. Subordinated Note made by the Issuer and payable to the order of Cartus.

Kenosia Funding LLC

7. Certified copy of Amended Certificate of Formation from the Secretary of State of the State of Delaware.

8. Good Standing Certificate from the State of Delaware and qualification to do business in Connecticut.

9. Secretary’s Certificate of the Issuer relating to various matters including: (a) Limited Liability Company Agreement and Certificate of Formation of the Issuer; (b) authorizing resolutions of the Board of Directors of the Issuer; and (c) incumbency and specimen signatures of authorized signatories of the Issuer.

10. Officer’s Certificate required pursuant to Section 3.01 of the Note Purchase Agreement, signed by two Vice Presidents of the Issuer, relating to (i) truthfulness of representations and warranties, (ii) compliance with all conditions precedent, (iii) no material adverse change, and (iv) no untrue statement of a material nature or omission of a material fact.

11. Officer’s Certificate pursuant to the Indenture, certifying that all conditions precedent provided in the Indenture with respect to the Fifth Omnibus Amendment and the authentication and delivery of the new Note have been complied with.

2

12. Order to Authenticate and Deliver the Note.

Cartus Corporation

13. Certified copy of Amended Certificate of Incorporation from the Secretary of State of the State of Delaware.

14. Good Standing Certificate from the State of Delaware and qualification to do business in Connecticut.

15. Secretary’s Certificate of Cartus, relating to various matters including: (a) Certificate of Incorporation; (b) Bylaws; (c) authorizing resolutions of the Board of Directors of Cartus; and (d) incumbency and specimen signatures of authorized signatories of Cartus.

16. Officer’s Certificate required pursuant to Section 3.01 of the Note Purchase Agreement, signed by any two of the Chairman of the Board of Directors, the President, any Vice President and the Treasurer of Cartus, relating to (i) truthfulness of representations and warranties, (ii) compliance with all conditions precedent, (iii) no material adverse change, and (iv) no untrue statement of a material nature or omission of a material fact.

Cartus Relocation Corporation

17. Certified copy of Amended Certificate of Incorporation from the Secretary of State of the State of Delaware.

18. Good Standing Certificate from the State of Delaware and qualification to do business in Connecticut.

19. Secretary’s Certificate of CRC, relating to various matters including: (a) Certificate of Incorporation; (b) Bylaws; (c) authorizing resolutions of the Board of Directors of CRC; and (d) incumbency and specimen signatures of authorized signatories of CRC.

20. Officer’s Certificate required pursuant to Section 3.01 of the Note Purchase Agreement, signed by any two of the Chairman of the Board of Directors, the President, any Vice President and the Treasurer of CRC, relating to (i) truthfulness of representations and warranties, (ii) compliance with all conditions precedent, (iii) no material adverse change, and (iv) no untrue statement of a material nature or omission of a material fact.

Realogy

21. Certified copy of Amended and Restated Certificate of Incorporation from the Secretary of State of the State of Delaware.

22. Good Standing Certificate from the State of Delaware.

23. Secretary’s Certificate of Realogy relating to various matters including: (a) Certificate of Incorporation; (b) Bylaws; (c) authorizing resolutions of the Board of Directors of Realogy; and (d) incumbency and specimen signatures of authorized signatories of Realogy.

3

24. Officer’s Certificate required pursuant to Section 3.01 of the Note Purchase Agreement, signed by any two of the Chairman of the Board of Directors, the President, any Senior Vice President and the Treasurer of Realogy, relating to (i) truthfulness of representations and warranties, (ii) compliance with all conditions precedent, (iii) no material adverse change, and (iv) no untrue statement of a material nature or omission of a material fact.

Opinions

25. Opinion of Bruce Perlman, general counsel to Cartus, the Issuer, CRC and Kenosia.

26. Opinion of Seth Truwit, interim general counsel to Realogy.

27. Opinion of Orrick, Herrington & Sutcliffe LLP (“Orrick”), special counsel to Cartus, CRC and the Issuer, regarding enforceability and certain corporate matters.

28. Reliance Letter from Orrick, special counsel to Cartus, CRC and the Issuer, regarding certain prior opinions on UCC creation issues, enforceability, tax and other corporate matters.

29. Reliance Letter from Richards Layton & Finger, P.A., special Delaware counsel to Cartus, CRC and the Issuer, regarding UCC perfection issues.

30. Opinion of Orrick, special counsel to Cartus, CRC and the Issuer, regarding substantive non-consolidation matters with respect to Cartus, CRC and the Issuer.

31. Opinion of Orrick, special counsel to Cartus, regarding “true sale” matters with respect to the transfer of receivables by Cartus to CRC.

32. Opinion of Orrick, special counsel to Cartus, regarding “true sale” matters with respect to the transfer of receivables by Cartus to the Issuer

33. Opinion of Orrick, special counsel to Cartus, CRC and the Issuer, regarding certain bankruptcy issues with respect to Home Sale Proceeds.

34. RELIANCE LETTER FROM THACHER, PROFITT &WOOD, COUNSEL TO BNY, WITH RESPECT TO CERTAIN MATTERS RELATING TO BNY AS PAYING AGENT, AUTHENTICATING AGENT, TRANSFER AGENT AND REGISTRAR.

Miscellaneous

35. Return of Notes from BTM for Cancellation.

36. Administrative Agent Fee Letter.

37. Fee Letter.

38. Issuer’s Form W-9.

Liquidity Documents

39. Liquidity Asset Purchase Agreement

4

SCHEDULE II

PURCHASER GROUP INFORMATION

Managing Agent	Conduit Purchaser(s)	Committed Purchaser(s)	Commitment(s)	Purchaser Group Limit
Calyon New York Branch	Atlantic Asset Securitization LLC	Calyon New York Branch	$175,000,000	$175,000,000

SCHEDULE III

NOTICE INFORMATION

Kenosia Funding, LLC

40 Apple Ridge Road, Suite 4C68

Danbury, Connecticut 06810

Attention: Controller

Telephone: 203-205-3054

Facsimile: 203-205-1335

Cartus Relocation Corporation

40 Apple Ridge Road, Suite 4C68

Danbury, Connecticut 06810

Attention: Controller

Telephone: 203-205-1200

Facsimile: 203-205-1335

Cartus Corporation

40 Apple Ridge Road

Danbury, Connecticut 06810

Attention: Controller

Telephone: 203-205-3400

Facsimile: 203-205-3704

Calyon New York Branch

1301 Avenue of the Americas

New York, New York 10019

Attention: Matthew Croghan

Telephone: 212-261-7819

Facsimile: 212-261-3448

Atlantic Asset Securitization LLC

c/o Lord Securities Corporation

48 Wall Street

New York, New York 10005

Attention: Benjamin B. Abedine

Telephone: 212-346-9019

Facsimile: 212-346-9012

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

[Date]

ASSIGNMENT AND ACCEPTANCE, dated                                                   (this “Assignment and Acceptance”), among                                                   (“Assignor”) and                                                   (“Assignee”).

Reference is made to the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 (the “Note Purchase Agreement”), among Kenosia Funding, LLC, as Issuer, Cartus Corporation, as Originator and Servicer, Cartus Relocation Corporation, as Originator, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Calyon New York Branch, as Administrative Agent and Lead Arranger. Capitalized terms defined in the Note Purchase Agreement are used herein with the same meanings.

1. (a) Assignor hereby sells and assigns, without recourse to Assignee, and Assignee hereby purchases and assumes, without recourse to, or representation or warranty of any kind (except as set forth below) from Assignor, effective as of the Effective Date (as defined below), a         % interest (the “Assigned Interest”) in all of Assignor’s rights and obligations under the Note Purchase Agreement and under any other “Transaction Documents” (as defined below), including, without limitation, the Series 2002-1 Note, together with the rights of Assignor to payment in respect of outstanding principal and accrued and unpaid interest relating to such Assigned Interest.

(b) From and after the Effective Date, (i) Assignee shall be a party to and be bound by the provisions of the Note Purchase Agreement and, to the extent of the interests assigned pursuant to this Assignment and Acceptance, have the rights and obligations of a Committed Purchaser thereunder and under the (x) Indenture (the Note Purchase Agreement, the Indenture, and related documents, collectively, the “Transaction Documents”), and (ii) to the extent of the interests assigned by this Assignment and Acceptance, Assignor shall relinquish its rights and be released from its obligations under the Note Purchase Agreement and the other Transaction Documents.

2. Assignor hereby represents and warrants that the Assigned Interest to be sold hereby is owned by Assignor free and clear of any liens, claims or encumbrances created by Assignor. Except as otherwise set forth in the foregoing sentence, or as otherwise agreed in writing by Assignor, Assignor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement, the Series 2002-1 Notes or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Agreement, the Series 2002-1 Notes or any other Transaction Document or the condition or value of any Pledged Assets or the creation, perfection or priority of any interest therein created under the Transaction Documents, or (ii) the business condition (financial or otherwise), operations, properties or prospects of the Issuer, the Servicer or any Affiliate of either the Issuer or the Servicer or the performance or observance by any party of any of its obligations under any Transaction Document.

4. Assignee hereby (i) confirms that it has received a copy of the Note Purchase Agreement, the Indenture and such other Transaction Documents and other documents and information requested by it, and that it has, independently and without reliance upon the Administrative Agent, Assignor or any other Purchaser, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Assignment and Acceptance; (ii) agrees that it shall, independently and without reliance upon the Administrative Agent, Assignor, any Purchaser or any Managing Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any of the Transaction Documents; (iii) confirms that it is eligible to be an assignee Committed Purchaser under the terms of the Note Purchase Agreement; (iv) appoints and authorizes each of the Administrative Agent, the Managing Agent, and the Trustee to take such action on its behalf and to exercise such powers and discretion under the Note Purchase Agreement and the other Transaction Documents as are delegated to the Administrative Agent, the Managing Agent, and/or the Trustee by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Note Purchase Agreement are required to be performed by it as a Committed Purchaser; (vi) specifies as its address for notices, the offices set forth beneath its name on the signature page hereof; [and] (vii) represents and warrants that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Assignee; and (viii) in the event that Assignee is organized under the laws of a jurisdiction other than the United States or a state thereof, represents and warrants that [attached to this Assignment and Acceptance are] [Assignee has previously delivered to each of the Administrative Agent, the Servicer, and the Trustee] the forms and certificates required pursuant to Section 2.08(d) of the Note Purchase Agreement, in each case accurately completed and duly executed, pursuant to which forms and certificates each of the Issuer, the Servicer and the Trustee may make payments to, and deposit funds to or for the account of, the Assignee hereunder and under the other Transaction Documents without any deduction or withholding for or on account of any tax or with such withholding or deduction at a reduced rate.]

5. The effective date for this Assignment and Acceptance shall be the later of:

(i) the date on which the Agent accepts this Assignment and Acceptance, and

(ii)                                 , 200__

(the later of such dates being the “Effective Date”).

6. Upon such acceptance by the Administrative Agent, and from and after the Effective Date, the Administrative Agent and the Trustee shall make all payments under the Note Purchase Agreement and the Assigned Interests assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Note Purchase Agreement and the Assigned Interests for periods prior to the Effective Date directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

(A) Immediately after giving effect to this Assignment and Acceptance the amount of Assignee’s Commitment is $                        .

(B) Immediately after giving effect to this Assignment and Acceptance the aggregate amount of Assignor’s Commitment is $                        .

The terms set forth herein are hereby agreed to:

, as Assignor

By:

Name:
Title:

, as Assignee

By:

Name:
Title:

Calyon New York Branch, as Administrative Agent

By:

Name:
Title:

Kenosia Funding, LLC, as Issuer

By:

Name:
Title:

EXHIBIT B

FORM OF INCREASE NOTICE

The Bank of New York

as Trustee

Calyon New York Branch,

as Administrative Agent

[Names of Managing Agents]

Re:	Kenosia Funding, LLC,
Secured Variable Funding Notes, Series 2002-1

Ladies and Gentlemen:

Pursuant to Section 2.02 of the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 (the “Agreement”), among Kenosia Funding, LLC, as Issuer, Cartus Corporation, as Originator and Servicer, Cartus Relocation Corporation, as Originator, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Calyon New York Branch, as Administrative Agent and Lead Arranger, the Issuer hereby irrevocably requests an Increase in the Outstanding Amount as follows. Terms used herein are used as defined in or for purposes of the Agreement.

1.	The requested amount of such Increase is $ .

2.	The requested Increase Date is .

3.	The requested Rate Type(s) [is][are] .

4.	All conditions precedent to the Increase set forth in Section 3.02 of the Agreement have been satisfied.

5.	From the Monthly Report Section XVI (6):

Adjusted Aggregate Receivable Balance (as of last report):

Required Asset Amount (after giving effect to Increase):

The proceeds of such Increase shall be remitted on the Increase Date in immediately available funds to [specify payment instructions].

Very truly yours,

Kenosia Funding, LLC

By:

Name:
Title:

EXHIBIT C

FORM OF STATED AMOUNT REDUCTION REQUEST

[Date]

The Bank of New York

as Trustee

Calyon New York Branch,

as Administrative Agent

[Names of Managing Agents]

Re:	Kenosia Funding, LLC,
Secured Variable Funding Notes, Series 2002-1

Ladies and Gentlemen:

Pursuant to Section 2.05 of the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 (the “Agreement”), among Kenosia Funding, LLC, as Issuer, Cartus Corporation, as Originator and Servicer, Cartus Relocation Corporation, as Originator, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Calyon New York Branch, as Administrative Agent and Lead Arranger, the Issuer hereby irrevocably requests a reduction in the Stated Amount as follows. Terms used herein are used as defined in or for purposes of the Agreement.

1.	The requested amount of such reduction is $ .

2.	The requested date of such reduction is .

Very truly yours,

Kenosia Funding, LLC

By:

Name:
Title:

EXHIBIT D

FORM OF STATED AMOUNT INCREASE REQUEST

[Date]

The Bank of New York

as Trustee

Calyon New York Branch,

as Administrative Agent

[Names of Managing Agents]

Re:	Kenosia Funding, LLC,
Secured Variable Funding Notes, Series 2002-1

Ladies and Gentlemen:

Pursuant to Section 2.05 of the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 (the “Agreement”), among Kenosia Funding, LLC, as Issuer, Cartus Corporation, as Originator and Servicer, Cartus Relocation Corporation, as Originator, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Calyon New York Branch, as Administrative Agent and Lead Arranger, the Issuer hereby irrevocably requests an Increase in the Stated Amount as follows. Terms used herein are used as defined in or for purposes of the Agreement.

1.	The requested amount of such increase is $ .

2.	The requested date of such increase is .

3.	The Purchaser Group(s) whose Purchaser Group Limit(s) will be increased are .

4.	The Committed Purchaser(s) whose Commitment(s) will be increased are .

5.	After giving effect to the increase, the Pro Rata Shares will be .

Very truly yours,

Kenosia Funding, LLC

By:

Name:
Title: